UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 19, 2012

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	001-11350 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2012, Consolidated-Tomoka Land Co. (the “Company”) announced that Bruce W. Teeters will no longer serve as Senior Vice President- Finance, Treasurer and Chief Financial Officer of the Company and will serve as the Company's Senior Vice President-Real Estate Operations.

Pursuant to an agreement between the Company and Mr. Teeters executed April 19, 2012 (the “Separation Agreement”), Mr. Teeters will remain employed by the Company as Senior Vice President - Real Estate Operations through September 30, 2012 (the “Effective Date of Retirement”) or until he is earlier terminated pursuant to the Separation Agreement. On the Effective Date of Retirement Mr. Teeters will retire and resign from employment by the Company and will retire from all other offices, titles, and directorships held with the Company and its subsidiaries. Between the date of the Separation Agreement and the Effective Date of Retirement, Mr. Teeters will continue to be paid his current annual salary and receive his current benefits. Under the Separation Agreement Mr. Teeters will also receive a retirement incentive payment in accordance with the Company’s severance policy of $147,635 (less applicable taxes and withholdings), plus reimbursement for any unused vacation days, on the Effective Date of Retirement, and will be allowed to retain his Company-provided mobile phone and phone number for his personal use. In addition, Mr. Teeters agrees to waive and generally release all claims in favor of the Company.

The Separation Agreement also provides that, commencing on his Effective Date of Retirement, the Company may retain Mr. Teeters as an independent contractor to render consulting and strategic advisory services from time to time, on a daily basis at the rate of $650 per day.

The foregoing summary of the Separation Agreement is qualified in its entirety by the text of the Separation Agreement, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement between Bruce W. Teeters and Consolidated-Tomoka Land Co. executed April 19, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2012
Consolidated-Tomoka Land Co. By: /s/ John P. Albright John P. Albright, President and Chief Executive Officer